Exhibit 10.1
to 8-K dated March 18, 2010

SEACOAST BANKING CORPORATION OF FLORIDA

LONG-TERM RESTRICTED STOCK AWARD AGREEMENT
Non-transferable
G R A N T T O
Dennis S. Hudson, III
(“Grantee”)
16,553 shares of Seacoast Banking Corporation of Florida (the “Company”) common stock,
$0.10 par value (the “Shares”)

pursuant to and subject to the provisions of the Seacoast Banking Corporation of Florida 2000 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with Section 4 of the Agreement, the Shares shall vest (become non-forfeitable) on the later of the Company’s full repayment the aggregate financial assistance it received under the United States Treasury’s Capital Purchase Program (the “CPP”) or the second anniversary of the date of grant (the “Grant Date”), provided that Grantee is employed by the Company or a subsidiary on such date.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, Seacoast Banking Corporation of Florida, acting by and through its duly authorized officers, has caused this Agreement to be executed as of March 18, 2010.

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Its Authorized Officer

Accepted by Grantee:

TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any subsidiary terminates for any reason other than as set forth in Section 4 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all shares of Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock.

2. Vesting. All of the Restricted Shares shall vest on the later of the date the Company has fully repaid the aggregate financial assistance it received under the CPP or the second anniversary of the Grant Date (the “Vesting Date”), provided that on the Vesting Date, the Grantee is an active employee of the Company or a subsidiary and has been in the continuous employment of the Company or a subsidiary from the Grant Date through the Vesting Date. In no event shall the Restricted Shares vest, and Grantee shall forfeit the Restricted Shares, if Grantee shall not have continued to perform substantial services for the Company before the Vesting Date, other than due to the Grantee’s death or Disability, or a change in control event (as defined in 26 CFR 1.280G–1, Q&A– 27 through Q&A–29 or as defined in 26 CFR 1.409A–3(i)(5)(i)) with respect to the Company before the Vesting Date. If Grantee is not an active employee of the Company or a subsidiary on the Vesting Date, Grantee forfeits all rights to any Restricted Shares that would otherwise vest on the Vesting Date; provided, however, Restricted Shares may vest prior to the Vesting Date in accordance with the provisions of Section 4.

3. Clawback. The Shares subject to this Agreement will be cancelled or forfeited or subject to recovery by the Company if (a) the Committee determines that (1) Grantee received the Restricted Shares based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (2) Grantee knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, or (3) Grantee materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head, or (b) Grantee’s employment is terminated on account of misconduct (as defined below). For purposes of this Agreement, “misconduct” means the Grantee’s engaging in any conduct that (a) is in competition with the Company’s business operations, (b) that breaches any obligation that the Grantee owes to the Company or Grantee’s duty of loyalty to the Company, (c) is materially injurious to the Company, monetarily or otherwise, or (d) is otherwise determined by the Committee, in its sole discretion, to constitute misconduct.

4. Termination and Interruption of Employment. The Grantee’s right to vest in the Restricted Shares, is conditioned upon the Grantee’s continuous employment with the Company, except as otherwise provided below.

If the Grantee’s continuous employment with the Company terminates or is interrupted for any reason not stated below, vesting of the Restricted Shares will cease immediately; the Restricted Shares will be canceled and the Grantee shall have no further rights of any kind with respect to the Restricted Shares. If Grantee’s continuous employment with the Company terminates or is interrupted for a reason stated below, Grantee’s rights with respect to the Restricted Shares will be affected as provided below. For purposes of this Agreement, employment with the Company shall include working for a subsidiary that is a member of the “controlled group” of the Company. For these purposes, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(a) Disability. The Restricted Shares will continue to vest during the Grantee’s approved disability leave. If the Grantee’s approved disability leave results in his or her involuntary termination of employment with the Company by reason of Disability, the Grantee’s unvested Restricted Shares shall vest on the Grantee’s termination date. Vested Shares will be distributed to the Grantee (less any Shares withheld for the payment of taxes) as soon as is reasonably practicable after the Company has fully repaid the aggregate financial assistance it received under the CPP.

(b) Death. If the Grantee’s employment terminates by reason of Grantee’s death, Grantee’s unvested Restricted Shares will vest. Vested Shares will be distributed to Grantee’s estate (less any Shares withheld for the payment of taxes) as soon as is reasonably practicable after the Company has fully repaid the aggregate financial assistance it received under the CPP.

(c) The Company is Acquired by Another Entity (Change in Control). If the Grantee’s employer is acquired by another entity in a transaction that is described in Treas. Reg. §1,409A-3(i)(5)(i) (a “Change in Control”) the Grantee’s employment will not be deemed to have terminated in connection with the Change in Control and the Restricted Shares will continue to vest on schedule. If the employment of the Grantee terminates for any reason on or after the Change in Control, then such applicable provisions of this Section 4 will apply.

5. Delivery of Shares. The Restricted Shares will be registered in the name of Grantee as of the Grant Date and will be held by the Company during the Restriction period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restriction period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Long-Term Restricted Stock Agreement between the registered owner of the shares represented hereby and Seacoast Banking Corporation of Florida. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Seacoast National Banking Corporation of Florida.”

Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restriction period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

6. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period, or until the Shares are forfeited. If Grantee forfeits any rights he may have under this Agreement, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to vote or receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

7. Changes in Capital Structure. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust this award to preserve the benefits or potential benefits of this award. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the Shares then subject to this Agreement shall automatically be adjusted proportionately. All such adjustments shall conform to the requirements of Section 409A of the Code, to the extent applicable, and with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutes shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code.

8. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any subsidiary.

9. Nondisclosure of Confidential Information. Grantee recognizes and acknowledges that Grantee will have access to certain trade secrets and other valuable, proprietary and confidential information (individually and collectively “Confidential Information”) of the Company and its affiliates and that such information constitutes valuable, special and unique property of the Company and such other entities. Grantee will not disclose or directly or indirectly use in any manner such Confidential Information for the benefit of anyone other than the Company during Grantee’s employment and for a period of two years after such employment terminates. To the extent any Confidential Information is required to be disclosed under applicable law or to any governmental authority, Grantee shall use his or her best efforts to protect and preserve their confidentiality and prevent their further disclosure or dissemination. In the event of a breach or threatened breach by Grantee of the provisions of this paragraph, the Company or the employing corporation shall be entitled to an injunction or temporary restraining order restraining Grantee from disclosing, in whole or in part, such Confidential Information. Nothing herein is intended to or shall be construed as limiting or prohibiting the Company or the employing affiliate corporation from pursuing any legal, equitable or other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

10. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the Award shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

11. Compliance with Emergency Economic Stabilization Act of 2008. Grantee acknowledges that if Grantee and any Restricted Shares governed by this Agreement are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, determinations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by this Agreement must comply with EESA, and that this Agreement shall be interpreted or reformed to so comply. If the making of any payment pursuant to this Agreement would violate EESA, or if the making of such payment may in the judgment of the Company violate the terms of the Company’s participation in, the Troubled Asset Relief Program (“TARP”), the TARP’s Capital Purchase Program (“CPP”), or any rules and regulations related thereto, Grantee shall be deemed to have waived his right to such payment. If applicable, Grantee also hereby grants to the U. S. Treasury (or other body of the U.S. government) and to the Company a waiver releasing the U.S. Treasury (or other body) and the Company from any claims that Grantee may otherwise have as a result of the issuance of any regulations, determinations or interpretations that adversely modify the terms of the Restricted Shares or any benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any regulations, determinations or interpretations that may from time to time be promulgated thereunder, or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury (or other body) pursuant to EESA.

12. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

13. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

14. Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15. Notice. All notices hereunder shall be sufficiently made if personally delivered to Grantee or sent by regular mail addressed (a) to Grantee at Grantee’s address as set forth in the books and records of the Company or any subsidiary, or (b) to the Company or the Committee at the principal office of the Company clearly marked “Attention: Salary and Benefits Committee.”

16. Holding Period on Shares. Unless and until Grantee has achieved applicable stock ownership target imposed by the Company, Grantee shall retain the “Net Shares” (as defined below) until such ownership target have been met or until termination of employment, if earlier. Net Shares means Shares in excess of those sold or withheld to satisfy the minimum tax liability upon vesting.